Exhibit F-2

[Young Wha Corporation Letterhead]

To the Board of Directors

The Export-Import Bank of Korea

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated January 24, 2003 in the Registration Statement (No. 333-9564) and related Prospectus of The Export-Import Bank of Korea (the “Bank”), to be filed on June 25, 2004 with the United States Securities and Exchange Commission under Schedule B of the United States Securities Act of 1933, as amended, for the registration of US$3,000,000,000 of debt securities of the Bank.

/s/ Young Wha Corporation
Young Wha Corporation (a member firm of Ernst & Young)

Seoul, Korea

June 25, 2004